EXHIBIT 99.2

SEATTLE AND DES MOINES FHLBANK POTENTIAL MERGER
MEMBER FAQ
August 1, 2014

This FAQ contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including those with regard to discussions and activities relating to a potential merger between the Federal Home Loan Bank of Des Moines and the Federal Home Loan Bank of Seattle. These statements may be identified by the use of forward-looking terminology, such as “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “could,” “should,” “would,” “may,” and “will,” or their negatives, or other variations on these terms. Forward-looking statements are subject to known and unknown risks and uncertainties, some of which may be material. Actual actions, transactions, and performance, including those relating to negotiations, due diligence, decisions, and cooperation regarding a potential merger, may differ materially from that expected or implied in forward-looking statements because of many factors. Such factors may include, but are not limited to, the continued desire of the parties to pursue a merger, the ability of the parties to agree on terms of and complete a transaction, the ability to realize the expected benefits and efficiencies of a merger, receipt of regulatory cooperation and approvals (including those of the Federal Housing Finance Agency) reactions from and receipt of applicable approvals by member institutions (and potential member institutions), general economic and financial market conditions, and other internal and external factors that may affect the ability to complete or the reasons for a merger. Additional factors are discussed in the Federal Home Loan Bank of Seattle’s most recent annual report on Form 10-K, subsequent quarterly reports on Form 10-Q and other filings made with the Securities and Exchange Commission. The banks do not undertake to update any forward-looking statements made in this announcement.

The Federal Home Loan Banks (FHLBanks) of Seattle and Des Moines today announced that the two FHLBanks have entered into an exclusivity arrangement and are discussing a potential merger.
After careful and deliberate consideration, the Boards of Directors of both FHLBanks unanimously approved moving forward with a detailed due diligence review. If the boards believe a combination would be in the best interests of their respective members, the proposed merger would require approval from the Federal Housing Finance Agency (FHFA), as well as the member-owners of both FHLBanks.
We believe that the Des Moines and Seattle FHLBanks share similar values, member characteristics, and corporate cultures. We also believe that with its expanded financial strength and geographic reach, a combined cooperative may be better positioned to fulfill its mission and provide members with greater resources to help their businesses and communities thrive.
The combined cooperative would be the largest in the FHLBank System in terms of membership, providing funding solutions to more than 1,500 members in 13 states, as well as the U.S. territories of

American Samoa and Guam and the Commonwealth of the Northern Mariana Islands. Should the merger occur, we expect that the combined FHLBank would be headquartered in Des Moines.

Q:	How long have the Des Moines and Seattle Banks been considering a merger?

A:
The exclusivity agreement between the Boards of Directors of the two banks resulted from several months of serious discussions that began in February 2014. Although it’s still early in the due diligence process, the banks have shared their intent to proceed in this regard based on their mutual desire for transparency with the members of their cooperatives.

Q:	If the merger goes through, when do you expect it will be completed? What, if anything, happens if the merger falls through?

A:
Assuming we proceed, we would expect to complete the merger the first half of 2015. We’re mindful of the fact that many potential mergers are never consummated for a variety of factors. This would also be the first voluntary merger of two FHLBanks, and there are likely to be a number of factors that we have not considered. Given there are many unknowns about the likelihood of a merger, we will continue to run the bank as a stand-alone entity in line with our strategic plan.

Q:	What is motivating the combination? Is it the regulator or current or former members?

A:
Like many of our members, we’re challenged by relatively low levels of loan demand, while simultaneously confronting rising operational expenses. The opportunity to spread these fixed, operating expenses over a larger base of business could improve our efficiency ratio and generate greater returns for our members and contributions for our Affordable Housing Program.

Q:	Is this a byproduct of the failure of WaMu?

A:
It’s true that the loss of Washington Mutual and Bank of America Oregon, N.A., along with other large members has impacted the potential demand for advances in our district. But, more generally, many of our other member borrowers have significantly reduced their demand for advances since the peak in 2008, leading to the reduction in our advance balance.

Q:	Why did the two banks select one another?

A:
The incentives for a merger of FHLBanks are different from a traditional company given our share price is fixed at $100, our limited geographic markets, and other factors. Corporate culture, product and services offerings, and ability of the management and boards of both banks to form a common vision are very important in the consideration of a merger, along with the financial considerations.

Q:	Where would the new bank be headquartered?

A:
The rules surrounding FHLBank names require the city to be specified. As the larger bank, we expect that both boards would select Des Moines as the headquarters city. A satellite office in Seattle could, however, offer several potential advantages to many of our current members, given their geographic proximity to Seattle. This is among the issues to be considered in our discussions. The combined cooperative’s ability to effectively serve its members is, of course, a top priority.

Q:	Who will lead the new bank? What about my account coverage? What about the directors? How do I know the interests of my state will still be heard?

A:	These are all issues that are pending discussion. Again, both banks’ Boards of Directors are focused on ensuring that the needs of their members will be well served.

Q:	What happens to my investment in the Seattle Bank? What about excess stock held by the Seattle Bank?

A:
The Seattle Bank’s health has been steadily recovering to the point where our members’ investments in the cooperative should not be adversely impacted by a merger. We are heartened by our increasing pace of stock repurchases, and we want to increase the rate at which we return capital. This issue will be a key part of our discussions about the proposed bank. We expect that, in the process of combining with the Des Moines Bank, we would accelerate the return of past due mandatorily redeemable capital stock, but we would need to work out the details, such as timing.

Q:	Does this create any mark-to-market impact on my stock investment in the banks?

A:
Both banks intend to avoid any combination that would result in an impairment of members’ stock, and we do not foresee a scenario where this would be the case. We are currently working through potential merger accounting.

Q:	What will be the impact on my access to liquidity? Will my credit line or collateral be changed as a result of this transaction? What about stock borrowing capacity and the excess stock pool?

A:
Many of these issues are pending as we discuss the potential merger, but both banks recognize that the primary reason for joining a FHLBank is to obtain reliable access to liquidity and long-term funding and are committed to ensuring this transaction does not in any way jeopardize this.

Q:	Will the combined bank continue to permit existing collateral types and utilize existing agreements or will they be redrafted to align?

A:	At this stage of the process, it’s too early to speculate on this. Again, our members’ access to liquidity and funding is the key component of both banks’ value propositions.

Q:	I just signed up for MPF Xtra. Will I still have access to the program? What about MPF?

A:	The Des Moines Bank has been offering the MPF® Program and MPF Xtra® product to its members for years. We don’t foresee any changes, but again, it’s too early to say definitively.

Q:	What is the economics of the transaction? Will my dividend increase? Will there be savings? What does it cost to merge the banks?

A:
It’s premature to discuss impact on the dividend. The boards of both banks are mindful of the expenses that will be incurred in merging the banks as well as the longer-term economies of scale that could result.

Q:	What does this mean for the litigation that Seattle’s shareholders have been paying for all these years?

A:	We are continuing to pursue this litigation as rigorously as we have in the past.

Q:	How will the banks ensure that management continues to focus on running their business and meeting their needs? Are there plans to retain key employees who support the day-to-day affairs of the bank?

A:	The Seattle Bank has developed retention plans focused on preserving the bank’s ability to serve its members during a potential merger process.

Q:	Should we expect more mergers in other districts?

A:	Every FHLBank is mindful of its duty to its members and their communities, and we expect they will look at the outcome of these discussions to inform their own strategic planning efforts.

Q:	Who/what gives the banks the authority to merge?

A:
Section 1209 of the Housing and Economic Recovery Act of 2008 (HERA) amended section 26 of the Federal Home Loan Bank Act to permit any FHLBank to merge with another with the approval of its board of directors, its members, and the Director of the Federal Housing Finance Agency (FHFA).

Q:	In 2007, the Chicago and Dallas FHLBanks attempted to merge, but this failed. Why? Do you expect to encounter similar headwinds?

A:
I’m sure you can appreciate that it’s not our place to comment on other banks in the FHLBank System. As for our current discussions, we’re mindful of the fact that many potential mergers are never consummated for a variety of factors. We’ve entered into an exclusivity arrangement and are discussing a potential merger because we believe that, with its expanded financial strength and geographic reach, a combined cooperative may be better positioned to fulfill its mission and provide members with greater resources to help their businesses and communities thrive. We also believe the Des Moines and Seattle Banks share similar values, member characteristics, and corporate cultures.